Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of December 12, 2013, between Alphabet Holding Company, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of October 17, 2012 (as heretofore amended or supplemented, the “Indenture”), providing for the issuance of notes in series;

WHEREAS, pursuant to the Indenture, the Company initially issued $550.0 million of its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the “Initial Notes”);

WHEREAS, Section 9.1(x) of the Indenture provides that the Company may provide for the issuance of Additional Notes as permitted by Section 2.2 therein;

WHEREAS, the Company wishes to issue an additional $450.0 million of its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 as Additional Notes (as defined in the Indenture) under the Indenture (the “Additional Securities”);

WHEREAS, in connection with the issuance of the Additional Securities, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture; and

WHEREAS, pursuant to Sections 2.2, 9.1 and 9.5 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture, without the consent of any Holder;

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture the legally valid and binding obligation of the Company have been done;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1.  RATIFICATION OF INDENTURE.  Except as specifically modified herein, the Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.

Section 2.  CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, unless the context otherwise requires.

Section 3.  ADDITIONAL NOTES.  As of the date hereof, the Company will issue the Additional Securities. The Additional Securities issued pursuant to this Second Supplemental Indenture constitute Additional Notes issued pursuant to Section 2.2 of the Indenture and shall be consolidated with and form a single class with the Initial Notes previously established pursuant to the Indenture. The Additional Securities shall have the same terms and conditions in all respects as the Initial Notes, except that the issue date of the Additional Securities shall be December 12, 2013, the first interest payment date with respect to the Additional Securities shall be May 1, 2014 and the Additional Securities shall accrue interest from November 1, 2013. Subject to the foregoing, the Additional Securities shall be substantially in the form of Exhibit A to the Indenture.

Section 4. AGGREGATE AMOUNT. The aggregate principal amount of the Additional Securities that may be authenticated and delivered pursuant to this Second Supplemental Indenture shall be $450.0 million.

Section 5. NO RECOURSE AGAINST OTHERS. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Guarantor, if any, shall not have any liability for any obligations of the Company or any Guarantor, if any, under the Notes, the Guarantees, if any, or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder shall waive and release all such liability.  The waiver and release shall be part of the consideration for the issue of the Notes.

Section 6.  GOVERNING LAW.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.  WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.  COUNTERPARTS.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page to this Second Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

Section 9.  EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 10.  RECITALS; TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.  In acting hereunder, the Trustee shall be entitled to the rights, protections and immunities given to it under the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALPHABET HOLDING COMPANY, INC.

By:	/s/ Christopher Brennan
	Name:	Christopher Brennan
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]